Exhibit 3.63

MINTER ELLISON

ATTN: SUSAN COLLINS

GPO BOX 1272

ADELAIDE SA 5001

Certificate of the Registration of a Company

Corporations Law Paragraph 1274 (2) (b)

This is to certify that

LLOYD OFF-SHORE HELICOPTERS PTY. LTD.

Australian Company Number 007 970 934

is taken to be registered as a company under the Corporations Law of South Australia.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the twenty-seventh day of October 1981.

Issued by the
Australian Securities and Investments Commission on this twenty-sixth day of June, 2000.

A delegate of the Australian Securities and Investments Commission

JACKET A	No. of Company

55709

CORPORATE AFFAIRS COMMISSION

COMPANIES ACT, 1962-1981

Section 16 (3)

CERTIFICATE OF INCORPORATION OF A

PROPRIETARY COMPANY

This is to certify that: LLOYD OFF-SHORE HELICOPTERS PTY. LTD. [ILLEGIBLE], on and from the 27th day of October 1981 incorporated under the Companies Act, 1962-1981 that the company is a company limited by shares and that the company is a proprietary company.

GIVEN under the seal of the Commission, at Adelaide, this 27th day of October, 1981.

I certify this is a true & complete copy of the original document

TREVOR HILLIER	Commissioner for Corporate Affairs
DIRECTOR LLOYD OFFSHORE HELICOPTERS PTY LTD

5M-8,79 L3186

COMPANIES ACT 1962-1980

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

LLOYD OFF-SHORE HELICOPTERS PTY. LTD.

1.	The name of the Company is “LLOYD OFF-SHORE HELICOPTERS PTY. LTD.”

2.	The objects for which the Company is established are:–

(1)	To design, construct, manufacture, sell, purchase, hire and deal in helicopters, aeroplanes, seaplanes and all manner of craft for conveyance and transit by air and any parts of or equipment for the same and engines, machinery and plant for and for the manufacture and construction of the same and any such part or equipment and to conduct experiments in relation to any such things as aforesaid.

(2)	To carry passengers and freight of every description by air and to transport the same to and from any part of the world and to enter into contracts in relation thereto and to act and contract in co-operation and co-ordination with other persons carrying on or interested in any similar business and with carriers by land and sea; and to set up and maintain either solely or in conjunction with others meteorological weathers-report and other stations.

(3)	To carry on all or any of the businesses of buying, selling, building, altering, improving,

I certify this is a true & complete copy of the original document

TREVOR HILLIER
DIRECTOR LLOYD OFFSHORE HELICOPTERS PTY LTD

leasing, letting and maintaining residential, mercantile, business, professional, educational, entertainment and amusement buildings, and homes, houses, home units and office accommodation of all kinds and to provide for the owners, tenants and occupiers thereof or in connection therewith all or any conveniences and amenities commonly provided or which can be conveniently, advantageously or beneficially provided or used in conjunction therewith.

(4)	To develop and turn to account any land acquired by or in which the Company is interested and in particular by laying out and preparing the same for subdivision, building purposes by construction, altering, pulling down, decorating, maintaining, furnishing, fitting up and improving buildings, and by planting, paving, farming, cultivating, draining, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(5)	To carry on all or any of the businesses of auctioneers, home agents, land agents, estate agents, land salesmen, appraisers, valuers, brokers, commission agents, insurance agents, surveyors, mercantile brokers and general agents and to apply for licences registrations and other authorities and permissions and to appoint managers, nominees or other appointees required or necessary or advantageous in connection with all or any of the said businesses.

(6)	To act as agents for the investment, loan, payment, transmission and collection of money and for the purchase, sale and improvement, development and management of property, including business concerns and undertakings, and generally to transact and undertake all kinds of agency business, whether in respect of agricultural, commercial or financial matters.

(7)	To act as agents for all classes and forms of insurance business and to introduce business to insurance offices.

(8)	To buy or otherwise acquire any policy or policies of insurance or assurance whether life endowment or otherwise issued by any Insurance or Assurance Society or Company in any part of the world to any person or persons whomsoever and to pay premiums or other payments in connection therewith and to surrender or otherwise deal with any such policy either before or after maturity and to get in any moneys payable thereunder and generally to sell, dispose of or turn to account any such policy.

(9)	To carry on the business of investment and of an investor, dealer, financier, money lender and manager, of and in real and personal property in this State or in any of the States or Territories of the Commonwealth of Australia or in any part of the. world and to carry on the business of financiers of and dealers in motor vehicles, motor accessories, radio manufacturers and dealers and manufacturers of and dealers in all kinds of mechanical, electrical and other goods, plant and equipment of every description.

(10)	To carry on business as second-hand dealers and to transact all kinds of agency business.

(11)	To carry on all other business whether of the nature of farming, mining, constructing, manufacturing, trading, financing or performing services or of any nature whatsoever which the Directors of the Company think is capable of being conveniently or profitably carried on in connection or conjunction with any business in which the Company is for the time being engaged or which in their opinion is calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

(12)	To acquire and undertake the whole or any part of the business, property, and liabilities of any person partnership association or company.

(13)	To apply for, purchase or otherwise acquire any patents, patent, rights, inventions, copyrights, designs, secret processes, technical information, trade marks, formulas, licences,

concessions and the like, conferring any exclusive or non-exclusive or limited right to use, or any secret, or other information as to any invention; and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account, the property rights or information so acquired.

(14)	To amalgamate or enter into partnership or into any arrangement for sharing of profits, union of interest, co-operation, joint adventure, reciprocal concession, or otherwise, with any person, partnership, association or Company carrying on or engaged in or about, to carry on or engage in any business or transaction which the Company is authorized to carry on or engage in, or any business or transaction capable of being conducted so as, directly or indirectly, to benefit the Company.

(15)	To subscribe for, purchase or otherwise acquire, and hold, underwrite, sell, dispose of and deal in shares, debentures, or other securities of any Other Company or any Government of authority, supreme, municipal, local or otherwise.

(16)	To enter into any arrangements with any Government or authority, supreme, municipal, local or otherwise that may seem conducive to the Company’s objects, or any of them; and to obtain from any such Government or authority any rights, privileges, options, licences and concessions which the Company may think it desirable to obtain; and to carry out, exercise, and comply with any such arrangements, rights, privileges and concessions.

(17)

To establish and support or aid in the establishment and support of associations, institutions, funds, trusts, superannuation and pension funds and conveniences calculated to benefit employees or directors or past employees or directors of the Company or of its predecessors in business, or the dependants or connections of any such person; and to grant pensions and allowances; and to make payments on account of or towards insurance; to enter into long service leave arrangements and to provide amenities for employees and to subscribe or guarantee money for charitable or benevolent objects, or for any exhibition, or for any public, general, or useful object.

(18)	To promote any other company or companies for the purpose of acquiring or taking over all or any of the property, rights and liabilities of the Company or for any other purpose which may seem directly or indirectly calculated to benefit the Company, to carry on all kinds of promotion business, and in particular to form constitute, float; lend money to, assist, control, and manage any firms, companies, associations or undertakings whatsoever and for that purpose to appoint and remunerate directors, accountants or other experts or agents.

(19)	To purchase, take on lease or in exchange, hire and otherwise acquire for such tenure and upon such conditions as the directors think fit. any real and personal property and any rights or privileges which the Company may think necessary or convenient for the purposes of its business, and in particular but without in any way limiting the effect thereof, any land, buildings, easements, machinery, plant and stock in trade.

(20)	To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stock or shares of the Company.

(21)	To receive and take, by way of consideration, either wholly or in part, for any property of the Company which may be sold or otherwise alienated or disposed of, whether permanently or for a limited time, or upon any amalgamation, any royalties or interests or shares, whether wholly or partially paid up or otherwise (and in the case of shares not fully paid up to pay calls in respect thereof) or debentures, debenture stock or other, securities or in any Company haying objects wholly or in part similar to the objects for which the Company is formed, or any other consideration whatsoever, as may seem expedient.

(22)	To enter into any contracts in relation to and to construct, improve, maintain, develop, work, manage, carry out, or control, either alone or jointly with any other company or persons, any buildings, works factories, mills, roads, ways, tramways, railways, branches or sidings, bridges, reservoirs, watercourses, wharves, warehouses, electric works, shops, stores and other works and conveniences which may seem calculated, directly or indirectly, to-advance the Company’s interests; and to contribute to, subsidize, or otherwise assist or take part in the construction, improvement, maintenance, development, working, management, carrying out or control thereof.

(23)	To carry on business as general merchants, and in particular to buy, sell, manufacture and deal in goods, stores, consumable articles, vehicles, chattels and effects of all kinds both wholesale and retail.

(24)	To buy, sell, manufacture, repair, alter and exchange, let on hire, export, import and deal in goods, articles and things of whatsoever kind.

(25)	To invest and deal with the money of the Company in such manner as may from time to time be thought fit.

(26)	To invest money at interest on the security of freehold and leasehold land and lands of any other tenure whatsoever, stock, stations/wool, cattle, horses, sheep, shares, securities, merchandise and other real or personal property in the State of South Australia or elsewhere and generally to deposit lend money securities or property with or to such persons firms or companies and upon such terms and subject to such conditions as may seem expedient and with or without security.

(27)

To lend and advance money or give credit to any person or company; to guarantee and give guarantees or indemnities for the payment of money or the performance of contracts or obligations by any person, or company; to secure or undertake in any way the repayment of moneys lent or advanced to or the liabilities incurred by any person or company and otherwise to assist any person or company.

(28)	To borrow or raise money, and secure the payment thereof in such manner as the Company shall think fit, and in particular but without limiting the effect thereof by the deposit of securities and by the creation and issue of debentures or debenture stock perpetual or otherwise, charged upon all or any of the Company’s property, real and personal, present and future including its uncalled capital or by mortgage, Bill of Sale, pledge, lien or charge on any of the property of the Company, or on the bonds, promissory notes, acceptances or endorsements of credit of the Company, or on the issue of preferential shares or in such other manner and upon such terms as shall seem fit.

(29)	To remunerate any person or company for services rendered, or to be rendered, in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, or other securities of the Company, or in or about the organization, formation or promotion of the Company or the conduct of its business.

(30)	To employ experts to investigate and examine into the condition, prospects, value, character and circumstances of any business concern and undertakings and generally of any assets property or rights.

(31)	To draw, make, accept; endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrant and other negotiable or transferable instruments.

(32)	To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any other company.

(33)	To adopt such means of making known and advertising the business and products of the Company as may seem expedient.

(34)	To receive money, valuables and goods and materials of all kinds on deposit or for safe custody.

(35)	To provide and conduct refreshment rooms, newspaper rooms, reading and writing rooms, dressing rooms, telephones and other conveniences for the use of the customers and others.

(36)	To apply for, secure, acquire by grant, legislative enactment, assignment, transfer purchase or otherwise, and to exercise, carry out, and enjoy any charter, licence, power, authority, franchise, concession, right or privilege, which any Government, or authority or any corporation or other public body may be empowered to grant; and to pay for, aid in, and contribute towards carrying the same into effect; and to appropriate any of the Company’s shares, debentures, or other securities and assets to defray the necessary costs, charges and expenses thereof.

(37)	To apply for, promote, and obtain any statute, order, regulation, or other authorization or enactment which may seem calculated, directly or indirectly, to benefit the Company, and to oppose any bills, proceedings or applications which may seem calculated, directly or indirectly, to prejudice the Company’s interests.

(38)	To procure the Company to be registered or recognized in any country or place outside the State.

(39)	To sell, improve, manage, develop, exchange, lease, dispose of, turn to account, or other-wise deal with all or any part of the property and rights of the Company.

(40)	To issue and allot fully or partly paid shares in the capital of the Company in payment or part payment of any real or personal property or any rights privileges and concessions purchased or otherwise acquired by the Company or any services rendered to the Company.

(41)	To distribute any of the property of the Company among the members in kind or otherwise and either before or during the winding up of the Company but so that, no distribution amounting to a reduction of capital shall be made without, the sanction required by law.

(42)	To take or hold mortgages, liens, and charges to secure payment of the purchase price, or any unpaid balance of the purchase price, of any part of the Company’s property of whatsoever kind sold by the Company, or any money due to the Company from purchasers and others.

(43)	To establish and support or aid in the establishment or support of trade associations and movements calculated to safeguard or promote the business of the Company.

(44)	To carry out all or any of the objects of the Company and do all or any of the above things in any part of the world and either as principal, agent, contractor, or trustee, or otherwise, and by or through trustees or agents or otherwise, and either alone or in conjunction with others.

(45)	To remunerate the Directors, Managing Directors, Managers, servants and employees of the Company or any of them by way of salary, or commission or participation in profits or by any or all of these modes.

(46)	To pay all costs charges and expenses of incorporating this Company.

(47)	To do all such other things as are incidental or conducive to the attainment of the objects and the exercise of the powers of the Company.

The intention is that the objects specified in each paragraph of this second clause shall, except where otherwise expressed in such paragraph, be independent main objects, and be in no wise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company, and the specific mention of any object or power shall not be deemed to cut down or narrow any general words used in describing or mentioning the objects, or powers of the Company or any of them, nor shall any specific words be deemed to narrow the meaning which attaches to any general words.

3.	The capital of the Company is ONE HUNDRED THOUSAND DOLLARS ($100,000.00) divided into 100,000 shares of One Dollar each with power to divide the shares in the original or any increased capital into several classes and to attach to the shares whether original or otherwise respectively any preferential qualified special or deferred rights, privileges, disabilities or conditions.

4.	The liability of members is limited to the amount (if any) unpaid on the shares respectively held by them.

We, the several persons whose names addresses and occupations are subscribed hereto are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

DATED this 21st day of OCTOBER 1981.

Name Address and Occupation of Subscriber	No. of Shares taken by each Subscriber	Name and Address of Witness
GUY ANTHONY LLOYD 33 CHELTENHAM STREET HIGHGATE S.AUST. COMPANY DIRECTOR	One

ADELE LLOYD 33 CHELTENHAM STREET HIGHGATE S.AUST. COMPANY DIRECTOR
One